Exhibit 21
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                   SIGNIFICANT SUBSIDIARIES OF THE CORPORATION

   Active subsidiaries of Computer Data Systems, Inc. and their subsidiaries as of June 30, 1997, are listed below. The names of certain subsidiaries, which considered in the aggregate would not constitute a significant subsidiary, have been omitted.



                                                           State or
                   Name                             Country of Organization
                   ----                             -----------------------

   Analytical Systems Engineering Corporation            Massachusetts

            CDSI International, Inc.                        Delaware

              CDSI Argentina, S.A.                         Argentina